SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Palomar Medical Technologies, Inc.
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April 12, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of Palomar Medical Technologies, Inc., which will be held on Wednesday, May 19, 2010 at 10:00 a.m. at our new headquarters located at 15 Network Drive, Burlington, Massachusetts 01803 and thereafter as it may be adjourned from time to time.

At this year’s annual meeting, you will be asked to elect six (6) directors to our board of directors; to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010; and to transact such other business as may properly come before the meeting or any adjournments thereof.

Details of the matters to be considered at the meeting are contained in the attached notice of annual meeting and proxy statement, which we urge you to consider carefully.

As a stockholder, your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return your proxy card promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Thank you for your cooperation, continued support and interest in Palomar Medical Technologies, Inc.

Sincerely,

Louis P. Valente

Executive Chairman

PALOMAR MEDICAL TECHNOLOGIES, INC.
15 Network Drive
Burlington, Massachusetts 01803

Notice of the
2010 Annual Meeting of Stockholders

To the stockholders of PALOMAR MEDICAL TECHNOLOGIES, INC.:

NOTICE IS HEREBY GIVEN that the 2010 annual meeting of stockholders of Palomar Medical Technologies, Inc., a Delaware corporation, will be held on Wednesday, May 19, 2010 at 10:00 a.m. at our new headquarters located at 15 Network Drive, Burlington, Massachusetts 01803 and thereafter as it may be adjourned from time to time for the following purposes:

1.	To elect six (6) directors to the board of directors to serve until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Our board of directors has fixed the close of business on March 25, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

We hope that all stockholders will be able to attend the meeting in person. In order to assure that a quorum is present at the meeting, please complete, date, sign and promptly return the enclosed proxy card whether or not you expect to attend the meeting. A postage-prepaid envelope has been enclosed for your convenience. If you attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors,

Patricia A. Davis

Secretary

Burlington, Massachusetts
April 12, 2010

IT IS IMPORTANT THAT PROXY CARDS BE RETURNED PROMPTLY.

PLEASE FILL IN, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

TABLE OF CONTENTS

INFORMATION ABOUT THE MEETING	1
What is the purpose of the annual meeting?	1
Who can vote?	1
How many votes do I have?	2
Is my vote important?	2
How do I vote?	2
Can I change my vote after I have mailed my proxy card?	2
Can I vote if my shares are held in “street name”?	2
What constitutes a quorum?	3
What vote is required for each item?	3
How will votes be counted?	3
Who will count the votes?	3
How does the board of directors recommend that I vote on the proposals?	3
Will any other matters be voted on at the annual meeting of stockholders?	3
Who pays for the solicitation of proxies?	4
What is “householding”?	4
MATTERS TO BE CONSIDERED AT ANNUAL MEETING	4
PROPOSAL NO. 1: ELECTION OF DIRECTORS	4
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	7
EXECUTIVE OFFICERS	8
CORPORATE GOVERNANCE	8
Board of Directors	8
Board Determination of Independence	8
Board Leadership Structure	9
Committees of the Board	9
Executive and Director Compensation Processes	9
Director Nominees	10
The Board’s Role in Risk Oversight	11
Risks Arising from Compensation Policies and Practices	11
Code of Business Conduct and Ethics	11
Stockholder Communications with Directors	11
Compensation Committee Interlocks and Insider Participation	12
Transactions with Related Persons	12
Report of the Audit Committee	12
INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION	13
Compensation Discussion & Analysis	13
Summary Compensation Table	19
2009 Grants of Plan-Based Awards	21
2009 Outstanding Equity Awards at Fiscal Year-End	22
Potential Payments Upon Termination or Change in Control	23
Director Compensation	25
Securities Authorized for Issuance Under Equity Compensation Plans	26
Compensation Committee Report	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS	28

i

PALOMAR MEDICAL TECHNOLOGIES, INC.
15 Network Drive
Burlington, Massachusetts 01803

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2010

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Palomar Medical Technologies, Inc. (which is also referred to as we, us, our, Palomar or the Company in this proxy statement) for use at the 2010 annual meeting of stockholders to be held on Wednesday, May 19, 2010 at 10:00 a.m. at our new headquarters located at 15 Network Drive, Burlington, Massachusetts 01803, and any adjournment of that meeting.  You may obtain directions to our headquarters by contacting our Investor Relations Department at (781) 993-2411.

We intend to mail this proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2009, on or about April 12, 2010, to all stockholders entitled to vote.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 19, 2010:

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available for viewing, printing and downloading at http://www.palomarmedical.com/annualreport.

You may also obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission, or SEC, except for exhibits thereto, without charge upon written request to Palomar Medical Technologies, Inc., 15 Network Drive, Burlington, Massachusetts 01803, Attn: Investor Relations Department. Exhibits will be provided upon written request and payment of an appropriate processing fee.

INFORMATION ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of six directors to our board of directors to serve until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

The stockholders will also act on any other business as may properly come before the meeting or any adjournments thereof.

Who can vote?

Only stockholders of record at the close of business on March 25, 2010 will be entitled to vote at the meeting or any adjournments thereof. As of March 25, 2010, 18,521,245  shares of our common stock, $0.01 par value, were issued and outstanding.

How many votes do I have?

Each share of our common stock that a holder owned on the record date entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. There is no other class of our securities entitled to vote at the meeting.

Is my vote important?

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is the easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of two ways:

Voting by Mail: By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Proxies which are executed but which do not contain any specific instructions will be voted in accordance with the recommendations of our board of directors.

Voting in Person at the Meeting: If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting.

Can I change my vote after I have mailed my proxy card?

Execution of a proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. You can change your vote and revoke your proxy at any time before it is exercised by written notice to the Secretary prior to the meeting, by giving to the Secretary a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the annual meeting and voting in person.  Your appearance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form.

Brokers are subject to New York Stock Exchange, or NYSE, rules. The NYSE rules direct that if you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”).

Under recent changes to the NYSE rules, the election of directors is no longer considered a discretionary item. This means that brokers who have not been furnished voting instructions from their clients will not be authorized to vote in their discretion on the election of directors. Broker non-votes will not be considered as either a vote cast for or withheld from a director nominee and thus will have no effect on the vote for director nominees.  We urge you to provide voting instructions to your broker so that your votes may be counted. The ratification of Ernst & Young LLP as our independent registered public accounting firm (proposal two) is considered to be a discretionary item and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (March 25, 2010) in order to be admitted to the meeting on May 19, 2010. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

What constitutes a quorum?

To establish a quorum to transact business at the meeting, there must be present at the meeting, in person or by proxy, one-third of the shares of common stock issued, outstanding, and entitled to vote at the meeting. Shares represented by executed proxies received by us (including “broker non-votes” and shares that are abstained or withheld with respect to a particular proposal to be voted on) will be counted for purposes of establishing a quorum, regardless of how or whether such shares are voted on any specific proposal.

What vote is required for each item?

To be elected, a director must receive a plurality of the votes cast by the holders of the common stock present in person or represented by proxy, at the annual meeting and entitled to vote on the election of directors.  To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 must receive the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and voting on the matter.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail or on a ballot voted in person at the meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they (1) withhold authority in the proxy to vote for a particular director nominee or nominees, (2) abstain from voting on a particular matter or (3) are broker non-votes.  Starting this year, brokers who do not receive instructions on the election of a director nominee will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, assuming the presence of a quorum, withheld shares, abstentions and broker non-votes will have no effect on the outcome of voting on any of the proposals.

Who will count the votes?

The votes will be counted, tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommend that you vote:

FOR the election of each of the six nominees to the board of directors until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualified; and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Will any other matters be voted on at the annual meeting of stockholders?

Our board of directors does not know of any other matters that may come before the annual meeting; however, if any other matters are properly presented to the annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Who pays for the solicitation of proxies?

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, special solicitation of proxies may, in certain circumstances, be made personally or by telephone by professional solicitors, stockholders, directors, officers and certain of our employees.  It is expected that the expense of such special solicitation will be nominal. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses and other reasonable clerical expenses incurred in connection with the distribution of proxy materials.

What is “householding”?

Some banks, brokers and nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2009 may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at the following address or call us at the following phone number:

Palomar Medical Technologies, Inc.
15 Network Drive
Burlington, Massachusetts 01803
Attention: Investor Relations Department
Phone:  (781) 993-2411

If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. In general, vacancies and newly created directorships may be filled by a majority vote of the directors then in office.  Shares represented by all proxies received by the board of directors will be voted for the election of the nominees named below, unless you instruct otherwise on the proxy card. The board knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of a substitute nominee designated by our board of directors or for fixing the number of directors at a lesser number.

The following table and paragraphs provide information as of the date of this proxy statement about each nominee, all of whom are incumbent directors. The information presented includes information each director has given us about their ages, all positions they hold, their principal occupation and business experience for the past five years, and the names of other publicly-held companies of which they currently serves as a director or have served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that they should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board.  No corporation or organization referred to below is a subsidiary or other affiliate of ours.  All our directors bring to our board a wealth of executive leadership experience derived from their diverse backgrounds.

Information about the number of shares of our common stock beneficially owned by each director appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of our directors and executive officers.

Name	Age	Positions and Offices with the Company	Director Since

Joseph P. Caruso	51	Director; Chief Executive Officer; President	2001

Jeanne Cohane	63	Director	2000

Nicholas P. Economou	61	Director	1997

James G. Martin	74	Director	1997

A. Neil Pappalardo	67	Director	1997

Louis P. Valente	79	Executive Chairman of the Board	1997

JOSEPH P. CARUSO. Mr. Caruso has been one of our directors since October 2001. Since May 2002, Mr. Caruso has served as our Chief Executive Officer and President and is responsible for all aspects of operational controls. Mr. Caruso served as our President and Chief Operating Officer from 2000 to May 2002. From 1992 until 2000, Mr. Caruso served as our Vice President and Chief Financial Officer.  From 1981 to 1992, Mr. Caruso was a chief financial officer for a private manufacturing company and a manager with an international public accounting firm. We believe Mr. Caruso’s qualifications to sit on our board of directors include his 18 years of experience at the Company, including as our President for the past 10 years.  Mr. Caruso’s extensive knowledge of the Company and the light-based aesthetic industry provides our board with a detailed understanding of the Company's operations and is invaluable to our board’s discussions of the Company’s current and future needs.

JEANNE COHANE. Ms. Cohane has been one of our directors since June 7, 2000. Ms. Cohane retired in 2002 from Nantucket Imports, a retail consulting company, where she served as President. Ms. Cohane has over eighteen years of experience in the cosmetic industry and has spent most of her career in the retail beauty industry.   From 1995 to 1997, Ms. Cohane served as the Managing Director of Crabtree & Evelyn’s private label company; from 1991 to 1995, she served as an officer and Vice President of Crabtree & Evelyn Retail Stores; and from 1988 to 1991, she served as Director of Crabtree & Evelyn United States Retail Stores.  Crabtree & Evelyn, an international company, is well known and respected for its beauty products and consumer based market approach. Ms. Cohane was President and sole owner of JRC Imports from 1982 to 1988, which owned and operated retail stores on the east coast of the United States.  We believe Ms. Cohane’s qualifications to sit on our board of directors include her 18 years of experience in strategic planning, business development and product expansion, leadership and management of all areas of operations in the cosmetic industry, which provide her with an excellent perspective of what consumers look for in cosmetic procedures and products.  Ms. Cohane’s experience provides her with exceptional insights in the Company’s challenges and opportunities.

NICHOLAS P. ECONOMOU. Dr. Economou has been one of our directors since November 13, 1997. Dr. Economou has served as the president of Carl Zeiss SMT, Inc. since January 2009 and is also a director of Carl Zeiss SMT.  Dr. Economou is also a director of private companies LumArray, Inc., Xradia, Inc., and LLE, Inc..  He co-founded ALIS Corporation, a developer and manufacturer of analytical equipment for the semiconductor, nanotechnology, life sciences and materials industries.  ALIS Corporation was acquired by Carl Zeiss SMT in July 2006 and continues as a wholly owned subsidiary of Carl Zeiss SMT.  Dr. Economou has been the chief executive officer of ALIS Corporation since July 2006 and served as executive chairman of the board from March 2005 to July 2006.  Dr. Economou continues to serve as a director of ALIS Corporation. Before founding ALIS, Dr. Economou was chief executive officer of Confluent Photonics Corporation, a manufacturer of photonic subsystems. Previously, Dr. Economou was chief operating officer of AXSUN Technologies, a manufacturer of photonic subsystems.  Prior to AXSUN, he was chief operating officer of FEI Company (FEIC), a manufacturer of production and analytical equipment for the semiconductor and data storage industries. Prior to FEIC, he was chairman, president and chief executive officer of Micrion Corporation, which merged with FEIC in August 1999. Dr. Economou received his B.A. in physics from Dartmouth College and his M.A. and Ph.D. in physics from Harvard University.  We believe Dr. Economou’s qualifications to sit on our board of directors include his extensive experience in leading complex technology enterprises, as well as his executive leadership and management experience.  Dr. Economou’s experiences in life sciences, research, and global affairs add significant value to board discussions.

JAMES G. MARTIN. Dr. Martin has been one of our directors since June 2, 1997. Since July of 2008, he has been Senior Advisor of McGuireWoods Consulting and currently serves as a director and member of both the audit and corporate governance committees for Family Dollar Stores, Inc., a publicly held corporation of a chain of more than 6,000 small box, everyday, low priced retail stores, as director and chairman of the corporate governance committee of DesignLine, Inc., a privately held corporation which builds transit buses, primarily hybrid buses, and as a director and member of the audit committee of N.C. Capital Management Trust, an investment company providing fixed income securities for local governments.  From 1995 through March 2008, he served as Vice President of Carolinas HealthCare System where he was also Chairman of the Research Development Board of Carolinas Medical Center from 1993 until 2000. From 1985 until 1993, Dr. Martin was the Governor of North Carolina. Prior to that position, he served as a United States Congressman from North Carolina from 1973 through 1984. From 1960 until 1972, Dr. Martin was an Associate Professor of Chemistry at Davidson College. Dr. Martin has a B.S. in chemistry from Davidson College and a Ph.D. in chemistry from Princeton University.  We believe Dr. Martin’s qualifications to serve on our board of directors include his expertise in corporate strategy development and organizational acumen.  In addition, Dr. Martin’s experience as both a Governor and United States Congressman provides our board with a unique perspective and contacts.  Mr. Martin also brings excellent leadership skills to his role of chairman of the Compensation Committee.

A. NEIL PAPPALARDO. Mr. Pappalardo has been one of our directors since June 2, 1997.  In 1969, Mr. Pappalardo founded Medical Information Technology, Inc., a provider of software systems to hospitals in the United States, Canada and the United Kingdom with over 2,900 employees. He has served as the Chairman and Chief Executive Officer of Medical Information Technology since its inception. Mr. Pappalardo serves on the executive committee and is chairman of the audit committee as well as various other operational and academic committees at MIT Corporation. Mr. Pappalardo received his B.S. in electrical engineering from MIT.  We believe Mr. Pappalardo’s qualifications to sit on our board of directors include his extensive experience with public and financial accounting matters.  Mr. Pappalardo is extremely conscientious and diligent in keeping our board of directors abreast of current audit issues and collaborating with the Company's independent auditors and senior management team regarding the financial position of the Company.  His leadership skills and experience with his own company, Medical Information Technology, enables him to be an effective board member and chairman of the Audit Committee.

LOUIS P. VALENTE. Mr. Valente has served as one of our directors since February 1, 1997. Mr. Valente has served as our Executive Chairman of the Board of Directors since May 2002. From May 14, 1997 through May 15, 2002, he served as our Chief Executive Officer, and on September 15, 1997, he became our Chairman of the Board. From 1968 to 1995, Mr. Valente held numerous positions at PerkinElmer, Inc. (formerly EG&G, Inc.), a provider of drug discovery, research and clinical screening products, services and technologies for the life science industry in addition to products for aerospace, chemical, environmental, medical, photography, security and other global arenas. In 1968, he began his career at EG&G, Inc. as an Assistant Controller and held executive positions, including Corporate Treasurer, before becoming Senior Vice President of EG&G, Inc., presiding over and negotiating acquisitions, mergers and investments. Mr. Valente serves as a director of Medical Information Technology, Inc. and MKS Instruments, Inc., both of which are publicly held companies.  Mr. Valente is a Certified Public Accountant and a graduate of Bentley University. We believe Mr. Valente’s qualifications to sit on our board of directors include his 13 years of experience at the Company, including five years as our Chief Executive Officer.  In addition, his experience at EG&G provides our board with a perspective of someone with experience with all facets of a global enterprise, including financial and accounting issues.  His accomplishments working in the life science industry and other high technology enterprises and his experience with executive management are of significant benefit to our board and our Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MS. COHANE AND MESSRS. CARUSO, ECONOMOU, MARTIN, PAPPALARDO AND VALENTE AS OUR DIRECTORS.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2010. Ernst & Young has served as our independent registered public accounting firm since June 28, 2002.

Selection of our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, the Audit Committee has recommended that the board submit this matter to our stockholders as a matter of good corporate practice.

If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Palomar or our stockholders.

A representative of Ernst & Young is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to answer appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of our annual financial statements for the years ended December 31, 2009 and December 31, 2008 and fees billed for other services rendered by Ernst & Young during those periods:

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees
Audit Fees (1)	$363,383	288,500
Audit-Related Fees (2)	28,000	17,000
Tax Fees (3)	128,885	61,679
All Other Fees (4)	--	1,370

Total Fees	$520,268	368,549

(1)
Audit fees consist of aggregate fees billed for professional services rendered for the audit of our annual financial statements, the audit of management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting and review of the interim financial statements included in quarterly reports or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2009 and December 31, 2008.

(2)
Audit-related fees consist of aggregate fees billed in the respective year for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Audit-related fees included the annual audit for our 401(k) plan.

(3)
Tax fees consist of aggregate fees billed in the respective year for professional services for tax compliance, tax advice and tax planning. Tax fees included professional services provided for preparation of federal and state tax returns, assistance in preparing for tax audits, and tax advice on various matters.

(4)
All other fees consist of aggregate fees billed in the respective year for products and services provided by the independent registered public accounting firm, other than those disclosed above. All other fees include subscription to an accounting research tool.

Pre-approval policies and procedures

At present, our Audit Committee approves each engagement for audit and non-audit services before we engage Ernst & Young to provide those services.  Our Audit Committee has not established any pre-approval policies or procedures that would allow our management to engage Ernst & Young to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services. None of the services provided by Ernst & Young for fiscal 2009 were obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

EXECUTIVE OFFICERS

We have three executive officers, Joseph Caruso, Paul Weiner and Louis Valente.  Messrs. Caruso and Valente are also directors, and information about them appears above.  Biographical information regarding Mr. Weiner is as follows:

PAUL S. WEINER. Mr. Weiner has served as our chief financial officer and treasurer since October 2002. From August 1995 to October 2002, he served as our treasurer, vice president of finance and controller. From 1989 to 1994, Mr. Weiner served as the chief financial officer for Hygienetics, Inc., an environmental consulting company, and from 1986 to 1989, he worked in public accounting for Ernst & Young and Wolf & Company. Mr. Weiner serves as a member of the Financial Executive Institute. Mr. Weiner is a certified public accountant and a graduate of Bryant College.

Executive officers are elected annually by our board and serve at the discretion of the board.

Name	Age	Positions and Offices with the Company	Executive Officer Since

Paul S. Weiner	46	Chief Financial Officer; Treasurer	2002

CORPORATE GOVERNANCE

Board of Directors

We believe that good corporate governance is important to ensure that Palomar is managed for the long-term benefit of our stockholders.  Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the company.  Our president and chief executive officer and chief financial officer are responsible for our day-to-day operations. The board evaluates our corporate performance and approves, among other things, corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies.  The board also evaluates and elects our executive officers.

Our board of directors currently consists of six directors. All six of our directors will stand for election to one-year terms at our 2010 annual meeting of stockholders.  The board met nine times during 2009, including regular, special and telephonic meetings.  In 2009, five directors attended 100% of all of the meetings of the board.  One director attended all but one special meeting of the board, and following such special meeting, the director consented in writing in favor of the resolutions and other decisions made by the board in that special meeting.  Each director attended 100% of all of the meetings of the committees of the board of which he or she is a member. All directors attended our 2009 annual meeting of stockholders.

Board Determination of Independence

Under applicable NASDAQ Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board has determined that none of Ms. Cohane and Messrs. Economou, Martin and Pappalardo has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(e) of the NASDAQ Stock Market, Inc. Marketplace Rules.  During 2009, the independent directors met four times in executive session without members of management present.

Board Leadership Structure

While our bylaws do not require that the chief executive officer and chairman of the board positions be separate, the board of directors believes that having separate positions is the appropriate leadership structure for the company at this time in recognition of the differences between the two roles. The chief executive officer is responsible for setting our strategic direction and for the day to day leadership and performance of our company, while the chairman of the board provides guidance to the chief executive officer and sets the agenda for board meetings and presides over meetings of the full board. Because Mr. Valente, our chairman, is an employee of the Company and is therefore not “independent,” he does not attend executive sessions of independent directors. Our board generally holds executive sessions four times a year.

Committees of the Board

Our board of directors has standing Audit and Compensation Committees.  From time to time, the board may also create various ad hoc committees for special purposes.  The membership during the last fiscal year and the function of each of the Audit and Compensation Committees are described below.  The board has determined that all of the members of each of the Audit and Compensation Committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Compensation Committee

The current members of the Compensation Committee are Ms. Cohane and Mr. Martin.  The Compensation Committee held six meetings during 2009. The committee’s functions include the administration of our equity incentive awards, determining supplemental compensation awards, if any, and fixing the compensation of our executive officers. The full responsibilities of the Compensation Committee are set forth in its charter, a copy of which is posted on the “Investors” section of our website at www.palomarmedical.com. As is discussed more fully in “Compensation Discussion and Analysis,” the Compensation Committee regularly receives reports and recommendations from management to assist it in carrying out its responsibilities. The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “—Executive and Director Compensation Processes.”

Audit Committee

The current members of the Audit Committee are Ms. Cohane and Messrs. Economou and Pappalardo.  The Audit Committee held five meetings during 2009.  The board has determined that Mr. Pappalardo is an “audit committee financial expert” as defined by applicable SEC rules.  The Audit Committee’s functions include appointing the independent public accountants, conferring with our independent public accountants regarding the scope and the results of our audit and reporting the same to the board, reviewing our internal accounting procedures, and reviewing our existing and contemplated investments.  The full responsibilities of the Audit Committee are set forth in its charter, a copy of which is posted in the “Investors” section our website at www.palomarmedical.com.

Executive and Director Compensation Processes

Our Compensation Committee has implemented an annual performance review program for our executive officers under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the company as a whole.  Annual corporate goals are proposed by management and approved by our board at the end of each calendar year for the following year or at the beginning of the calendar year.  These corporate goals target the achievement of specific research, clinical, regulatory, and operational milestones.  Annual department goals focus on contributions that facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Department goals are proposed by each department head and approved by the chief executive officer. Annual salary increases, annual bonuses, and annual equity awards granted to our executive officers are tied to the achievement of these corporate performance goals. During the first calendar quarter of each year, we evaluate corporate performance against the goals for the recently completed year.  In the case of the executive officers, their individual performance evaluation is conducted by our Compensation Committee, which determines their compensation changes and awards.  For all executive officers, annual base salary increases and annual bonuses, to the extent granted, are implemented during the first calendar quarter of the year.

The Compensation Committee periodically reviews and makes recommendations to the board of directors regarding director compensation.

Our board of directors has delegated to our chief executive officer the authority to grant stock options to employees under our 2004 Stock Incentive Plan and 2007 Stock Incentive Plan.  The chief executive officer is not authorized to grant options to himself, any other director or any executive officer. In addition, the chief executive officer is not authorized to grant in the aggregate options with respect to more than the number of shares of common stock specifically approved by the Compensation Committee.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

Director Nominees

Nominations.  Under applicable NASDAQ Rules, nominees for our board of directors must be selected, or recommended to the entire board for selection, either by a nominating committee consisting entirely of independent directors or by a majority of the board’s independent directors acting pursuant to a board resolution governing the nominating process.  Given our size and the interest expressed by each of our independent directors in participating in the nomination process, we have chosen to assign this function to our independent directors rather than to a nominating committee. Consequently, our four independent directors are responsible for recommending nominees for selection by our board.  The independent directors act pursuant to a standing resolution rather than a charter.  Historically, each member of our board has participated in the consideration of the nominees recommended by the independent directors.  Typically, new candidates for nomination to the board are suggested by existing directors or by our executive officers, although candidates may initially come to our attention through professional search firms, stockholders or other persons.

Director Qualifications and Diversity. While the independent directors of our board have not established specific minimum qualifications for director candidates, the board believes that candidates for board membership should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Business Conduct and Ethics. The independent directors believe that important qualifications include the candidate’s character, judgment, integrity, business acumen, independence, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The independent directors believe that the value of diversity on the board should be considered in the director identification and nomination process and seek nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds.  The independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  Palomar believes that the backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. Director nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The independent directors of the board will carefully review the qualifications of any candidates who have been properly brought to its attention. Such a review may, in the directors’ discretion, include a review solely of information provided to the independent directors or may also include discussion with persons familiar with the candidate, an interview with the candidate or other actions that such directors deem proper.  The independent directors will consider the suitability of each candidate, including the current members of the board, in light of the current size and composition of the board.

Stockholder Nominations and Recommendations. The independent directors of the board will consider any director candidate proposed in good faith by a stockholder.  Stockholders may recommend individuals to the independent directors of the board for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least a year as of the date such recommendation is made, to Independent Directors, c/o Secretary, Palomar Medical Technologies, Inc., 15 Network Drive, Burlington, Massachusetts 01803.  Assuming that appropriate biographical and background material has been provided on a timely basis, the independent directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.  Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the independent directors or the board, by following the procedures set forth under “Deadline for Submission of Stockholder Proposals and Nominations.”

The Board’s Role in Risk Oversight

The board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, cash and other asset management, legal, regulatory and strategic risks. The full board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This enables the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management.

Risks Arising from Compensation Policies and Practices

Our Compensation Committee has discussed the concept of risk as it relates to our compensation policies and practices, and the committee does not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.  In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors, including our principal executive officer, principal financial officer and principal accounting officer.  The Code of Business Conduct and Ethics includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of our assets, accounting and record keeping, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and the reporting of illegal or unethical behavior.  The Code of Business Conduct and Ethics is posted in the “Investors” section on our website, www.palomarmedical.com, and is also available without charge upon request to Investor Relations, Palomar Medical Technologies, Inc., 15 Network Drive, Burlington, Massachusetts 01803, and telephone (781) 993-2411.  Any waiver of any provision of the Code of Business Conduct and Ethics granted to an executive officer or director, or any amendment to the Code of Business Conduct and Ethics that applies to executives or directors, may only be made by the board.  We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code of Business Conduct and Ethics by posting such information on our website. To date, no such waivers have been requested or granted.

Stockholder Communications with Directors

The board has implemented a process whereby stockholders may send communications directly to the board’s attention.  Any stockholder desiring to communicate with the board, or one or more specific members thereof, should communicate in writing addressed to Board of Directors, c/o Secretary, Palomar Medical Technologies, Inc., 15 Network Drive, Burlington, Massachusetts 01803.  The Secretary of the Company has been instructed by the board to promptly forward all such communications to each director.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, Ms. Cohane and Mr. Martin served as members of the Compensation Committee.  No member of the Compensation Committee (i) was, at any time during fiscal 2009, or had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any relationship with the Company during fiscal 2009 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.   During fiscal 2009, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our board of directors or the Compensation Committee.

Transactions with Related Persons

During fiscal 2009, we did not enter into any transactions with related persons, as defined in Item 404 of Regulation S-K under the Exchange Act.  Under its charter, the Audit Committee is responsible for reviewing and approving any proposed transaction with a related person, which we refer to as a “related person transaction”.  In addition, the Audit Committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics.  Under our Code of Business Conduct and Ethics, our directors, officers and employees are expected to avoid any activity that would cause a conflict of interest.  To the extent that approval of a related person transaction might call for a waiver of our Code of Business Conduct and Ethics, the board could also be involved in such an approval, if one were to be granted. The board may also consider and approve related person transactions in other circumstances.

Report of the Audit Committee

Our management is responsible for our internal controls and the financial reporting process.  Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with accounting principles generally accepted in the United States and issuing a report on those financial statements.  The Audit Committee is responsible for monitoring and overseeing these processes.  As appropriate, the Audit Committee reviews, evaluates, and discusses with our management, internal accounting, financial and auditing personnel and the independent auditors, the following:

o	the plan for, and the independent auditors’ report on, each audit of our financial statements;

o	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

o	management’s selection, application and disclosure of critical accounting policies;

o	changes in our accounting practices, principles, controls or significant methodologies;

o	significant developments or changes in accounting rules applicable to us; and

o	the adequacy of our internal controls and accounting, financial and auditing personnel.

The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2009, and discussed these financial statements with our management. The Audit Committee also received from and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended  (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our independent registered public accounting firm their independence. The Audit Committee also considered the appropriateness of the independent registered public accounting firm’s provision of the other, non-audit related services to the Company relative to their independence.

Based on its review and discussions, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

By the Audit Committee of the Board of Directors of Palomar Medical Technologies, Inc.,

                       _____________________________________

A. NEIL PAPPALARDO, CHAIRMAN

JEANNE COHANE

NICHOLAS ECONOMOU, PH.D

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion & Analysis

Compensation Processes and Philosophy

One of our primary objectives is to maximize stockholder value.  As a result, the Compensation Committee, or the Committee, the members of which are Ms. Cohane and Mr. Martin, strives to ensure our executive compensation programs will enable us to attract, retain and motivate key people required to execute our business strategy and lead us to achieve our short and long-term growth and earnings goals.  Individual compensation is directly dependent on our attaining specified financial goals, such as achieving certain operating plan levels and asset management, and individuals are further rewarded for exceeding those goals. The Committee believes that the total compensation of  our executive officers, who consist of Messrs. Caruso, Weiner and Valente, who we refer to as the named executive officers, should reflect their leadership abilities and initiative, the scope of their responsibilities, the success of our company, and the past and expected future contribution of each executive to that success.  The Committee seeks to foster a performance-oriented environment by tying a significant portion of each named executive officer’s cash compensation to that executive’s performance as determined in the sole discretion of the Committee.

The Committee considers the elements and levels of executive compensation and advises the board of directors in such matters.  In recent years, our executive compensation program has had three elements: base salary, an annual cash incentive plan, and stock-based incentive awards. In general, the Committee has recommended and the board has established a cash incentive plan with respect to each succeeding fiscal year. However, the Committee and the board are under no obligation to do this, and they have the power to consider other approaches to compensation. In March 2009 and February 2010, the Committee recommended, and the board adopted, cash incentive plans for fiscal 2009 and 2010, the 2009 Incentive Compensation Program – Executive Officer Level and the 2010 Incentive Compensation Program – Executive Officer Level, respectively. Cash incentive payments depend upon our actual annual performance meeting or exceeding thresholds set in an operating plan developed by management and approved by the board at the beginning of the fiscal year and each executive officer’s contribution, as determined in the sole discretion of the Committee, toward achieving that plan.

Joseph P. Caruso, our chief executive officer, Paul S. Weiner, our chief financial officer, and Louis P. Valente, our executive chairman of the board of directors, are actively involved in the executive compensation process. Mr. Caruso and Mr. Valente review the performance of each of the named executive officers (other than their own performance) and recommend to the Committee base salary increases, an annual cash incentive plan, and stock-based incentives for such named executive officers. They provide the Committee with both short and long-term recommended financial and non-financial performance goals for the Company that are used in the cash incentive plans described above to link pay with performance. They also provide their views to the Committee with respect to the total executive compensation’s ability to attract, retain and motivate the level of executive talent necessary to achieve our goals. Mr. Weiner works with Mr. Caruso and Mr. Valente to develop the recommended base salary increases, annual cash incentive plan, and stock-based incentives, and provides analysis on the ability of the executive compensation to attract, retain, and motivate the executive team. All three individuals report their findings to the Committee, but do not participate in the Committee’s executive sessions.  The Committee, which has ultimate approval authority, considers the recommendations of Mr. Caruso, Mr. Weiner and Mr. Valente when making decisions regarding the compensation of the named executive officers.

At the 2007 annual meeting of stockholders, our stockholders approved the 2007 Stock Incentive Plan, increasing the number of shares available for grant to our or our subsidiaries’ officers, directors, employees, consultants and other individuals who render services to us or our subsidiaries.  In 2008 and 2009, we granted new equity incentive awards under the 2004 Stock Incentive Plan and the 2007 Stock Incentive Plan as part of the executive compensation program.  The Committee considers equity awards to be an important element of compensation.

The Committee periodically engages compensation consultants to aid the Committee in its review of total compensation paid to individuals in positions similarly situated to those of our executives and other senior management, including similar positions at our peer group companies. The data the Committee reviews may include base salary, annual bonus or incentive cash payments and long-term incentive components of pay or certain survey market data where peer data for a like position is not available. The Committee did not engage any compensation consultants in 2009.

In making its compensation determinations, the Committee also annually reviews the total compensation that each of our named executive officers is eligible to receive against the compensation levels of comparable positions of a peer group of companies.  The Committee selects peer companies that are headquartered in the United States, are publicly traded, compete in the aesthetic energy-based device market and are similar to the Company in their product and services offerings, revenue size and market capitalization.  In addition, the Company competes with these peer companies for talent and most of the companies in our peer group include Palomar in their own peer group. The members of our 2009 peer group are:

2009 Peer Group

Candela Corporation (now a wholly owned subsidiary of Syneron, Inc.)
Cynosure, Inc.
Cutera, Inc.
Solta Medical, Inc.

Although the Committee analyzes the executive compensation of its peer group, it does not use this information as a target or metric off which to set our named executive officers’ compensation packages. When the 2009 compensation for our chief executive officer and chief financial officer was compared to the compensation paid in 2008 to comparable positions at the companies in the peer group, our chief executive officer’s compensation was found to be in the third quartile and our chief financial officer’s compensation was found to be in the highest quartile.  With respect to our executive chairman of the board, the Committee was not able to identify a comparable position at the companies in the peer group.

Components of Executive Compensation

Total compensation consists of base salary, a cash incentive bonus and equity-based incentive awards. The Committee considers the total compensation of each executive officer when making decisions about compensation and seeks an appropriate mix between cash payments and equity incentive awards to meet short and long-term goals. The Committee and the board of directors believe that compensation comprised of base salary, annual cash incentive bonus, and equity-based incentive awards provides a balanced mix of fixed compensation and variable compensation which motivate our named executive officers to focus on both the short-term performance needs of building our company and the long-term performance that looks to maximize stockholder value. The Committee does not have any formal or informal policy or target for allocating compensation by type of compensation. Instead, the Committee determines subjectively on an individual basis the appropriate level and mix of the various compensation components designed to reward recent performance results of our company and drive long-term company performance.

Base Salary

The Committee considers many factors in determining the base salaries for our named executive officers, including the value that each individual brings to our company through experience, education and training, the specific needs of the company, the individual’s past and expected future contributions to our success, our performance and market conditions.  The base salaries paid to the named executive officers are determined in the sole discretion of the Committee. For 2009 and 2010, base salaries for executive officers were frozen at the levels set in 2008.  When the 2009 base salary for our chief executive officer and chief financial officer was compared to the base salary paid in 2008 to comparable positions at the companies in the peer group, our chief executive officer’s and chief financial officer’s base salary was found to be in the lowest quartile.  With respect to our executive chairman of the board, the Committee was not able to identify a comparable position at the companies in the peer group.  The base salaries for the named executive officers in fiscal 2009 appear in the Summary Compensation Table that follows this Compensation Discussion and Analysis.

2009 Incentive Compensation Program – Executive Officer Level

The principal target in the 2009 Incentive Compensation Program – Executive Officer Level was results from operations, excluding (i) non-cash compensation expense in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification Topic 718, Compensation – Stock Compensation (“ASC 718”) (formerly SFAS 123R), (ii) outside legal patent litigation costs and (iii) non-capitalized costs related to our new building. The principal target in the 2010 Incentive Compensation Program – Executive Officer Level is also results from operations, excluding (i) non-cash compensation expense in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123R (revised 2004), Share-Based Payment, or ASC 718, (ii) outside legal patent litigation costs and (iii) additional costs related to our new building.

Each year, we budget for what we believe to be reasonably aggressive financial results.  Attainment of a base level results from operations target was set at our budgeted results from operations for 2009 and 2010. Our named executive officers are further rewarded for exceeding a base level results from operations target.  In 2009, if we met a certain base level results from operations target, the named executive officers were eligible to receive a cash bonus of up to 36.29% of such officer’s annual base salary for meeting corporate objectives.  In addition, these officers were eligible to receive an additional cash bonus of up to 1.82% of such officer’s annual base salary or fraction thereof for each $100,000 that we exceed the base level results from operations target up to a maximum of 200% of each officer’s annual base salary.  With regards to the operations target set by the board and tied to the Company’s performance in 2009, the Committee set the base level target with an expected probability of achievement of 75% based on historical performance and established budgets. While the incentive compensation plan operates on a formula basis, the Committee has discretion to vary the cash payments under the plan. Factors that the Committee may consider in exercising its discretion include return on assets, growth in income and return on revenue as well as a subjective assessment, in the Committee’s discretion, of the contributions of each named executive officer that are not captured by operating measures, but are considered important to the creation of long-term value for stockholders. The relative weighting of the operating measures and subjective evaluation may vary depending on the named executive officer’s role and responsibilities within our company. Under the 2009 Incentive Compensation Program, the Committee weighed the above factors and made no adjustments to the compensation amounts determined under the formula.  When the 2009 incentive compensation for our chief executive officer and chief financial officer was compared to the incentive compensation paid in 2008 to comparable positions at the companies in the peer group, our chief executive officer’s incentive compensation was found to be in the third quartile and our chief financial officer’s incentive compensation was found to be in the highest quartile.  With respect to our executive chairman of the board, the Committee was not able to identify a comparable position at the companies in the peer group.  The actual bonus payments for the named executive officers under the 2009 Incentive Compensation Program – Executive Officer Level appear in the Summary Compensation Table that follows this Compensation Discussion and Analysis.

Similar to 2009, in 2010, if the Company meets a certain base level results from operations target, the named executive officers are eligible to receive under the 2010 Incentive Compensation Program a cash bonus of up to 36.29% of such officer’s annual base salary for meeting corporate objectives.  In addition, the named executive officers are eligible to receive an additional cash bonus of up to 1.82% of such officer’s annual base salary or fraction thereof for each $100,000 that we exceed the base level results from operations target up to a maximum of 200% of each named executive officer’s annual base salary. With regards to the operations target set by the board and tied to the Company’s performance in 2010, the Committee set the base level target with an expected probability of achievement of 75% based on historical performance and established budgets. While the plans operate on a formula basis, the Committee has discretion to vary the cash payments under the plan. Factors that the Committee may consider in exercising its discretion include return on assets, growth in income and return on revenue as well as a subjective assessment, in the Committee’s discretion, of the contributions of each named executive officer that are not captured by operating measures, but are considered important to the creation of long-term value for stockholders. The relative weighting of the operating measures and subjective evaluation may vary depending on the executive’s role and responsibilities within our company.

Equity Incentive Awards

Our named executive officers are eligible to receive equity incentive awards under our equity incentive plans. We granted equity incentive awards to our named executive officers in the fiscal year ended December 31, 2009, as discussed below.

The Committee believes that equity incentive awards provide an additional incentive to named executive officers to work towards maximizing stockholder value.  The Committee views equity incentive awards as one of the more important components of our long-term, performance-based compensation philosophy. The grant of equity incentive awards to named executive officers encourages equity ownership in the Company, and closely aligns the named executive officers’ interests to the interests of our stockholders.  These awards are provided through initial grants at or near the date of hire and through subsequent periodic grants.  We grant stock options to our named executive officers and other employees with exercise prices not less than the fair market value of the stock on the date of the grant.  We have granted stock appreciation rights to our named executive officers and other employees with exercise prices less than the fair market value of the stock on the date of the grant in 2007 and 2008 for our named executive officers and 2007, 2008 and 2009 for other employees. Exercise prices for these stock appreciation rights granted to the named executive officers were 50% of the fair market value of the stock on the date of grant. Equity incentive awards vest and become exercisable at such time as determined by the board or the Committee.  Equity incentive awards are designed to motivate our named executive officers to make decisions and implement strategies and programs that contribute to an increase in our stock price over time.  Periodic additional equity incentive awards within the comparable range for the job are granted to reflect the executives’ ongoing contributions to the Company, to create an incentive to remain at the Company and to provide a long-term incentive to achieve or exceed the Company’s financial goals.  In determining the size of equity incentive awards to our named executive officers, the Committee considers our performance, the applicable named executive officer’s performance, the amount of equity previously awarded to such officer, the vesting of such awards and the recommendations of management.  When the 2009 equity incentive awards for our chief executive officer and chief financial officer was compared to the equity incentive awards granted in 2008 to comparable positions at the companies in the peer group, our chief executive officer’s equity incentive awards was found to be in the third quartile and our chief financial officer’s equity incentive awards was found to be in the highest quartile.  With respect to our executive chairman of the board, the Committee was not able to identify a comparable position at the companies in the peer group.

On November 30, 2009, the Committee approved, and we and certain of our optionholders, including each of our named executive officers and independent board members (with the exception of Mr. Pappalardo), executed, amendments to underwater stock options with exercise prices equal to $24.63 or $26.00 held by such optionholders. The amendments of such “initial” options were approved and executed following our review of our outstanding equity compensation arrangements in connection with the board’s determination that it must provide management, employees and directors with appropriate incentives to achieve the business and financial goals of the Company, while at the same time minimizing the accounting cost of those incentives to the Company and reducing the overhang caused by stock options that are significantly underwater.  We entered into the amendments in order to help accomplish these goals.

Each amendment:

•
reduced the number of shares of common stock underlying the stock option in a value-for-value exchange based on a ratio of 1 to 2.5622 for each share underlying the initial options having an exercise price of $24.63 and a ratio of 1 to 2.7241 for each share underlying the options having an exercise price of $26.00;

•	reduced the exercise price of the stock option to $9.15, the closing price of our common stock on The Nasdaq Global Select Market on November 30, 2009; and

•	extended the expiration date of the stock option until November 29, 2019.

All other terms of the initial options, including the vesting, remain unchanged. In addition, in connection with the amendments, the Compensation Committee granted to each optionholder with initial options granted under our 2004 Stock Incentive Plan, a number of fully vested shares of restricted stock under our 2004 Stock Incentive Plan equal to the difference between the number of shares of common stock underlying the optionholder’s initial option granted under plan and the number of shares underlying the amended option. Our chief executive office and chief financial officer sold a number of shares of common stock sufficient to cover the tax liability incurred by them upon delivery to them of these shares of restricted stock, subject to any limitations applicable to such sale under our insider trading policies and applicable securities laws.

The table below sets forth, for each named executive officer, (1) the number of shares of common stock underlying such officer’s initial option, (2) the number of shares of common stock underlying the amended stock option, (3) the exercise price of the initial option, (4) the exercise price of the amended stock option, (5) the expiration date of the initial option, (6) the expiration date of the amended stock option and (7) the number of shares of fully vested restricted stock granted.

	Shares Underlying Initial Option (#)	Shares Underlying Amended Option (#)	Exercise Price of Initial Option ($/Sh)	Exercise Price of Amended Option ($Sh)	Expiration Date of Initial Option	Expiration Date of Amended Option	Shares of Restricted Stock Granted (#)
Joseph P. Caruso President and Chief Executive Officer	100,000	39,028	24.63	9.15	May 10, 2015	November 29, 2019	60,972
Paul S. Weiner Senior Vice President, Chief Financial Officer and Treasurer	80,000	31,223	24.63	9.15	May 10, 2015	November 29, 2019	48,777
Louis P. Valente Executive Chairman of the Board	100,000	39,028	24.63	9.15	May 10, 2015	November 29, 2019	60,972

Timing of Long-Term Incentive Awards

We do not currently have any program, plan or practice in place to time option grants to our named executive officers or our other employees in coordination with the release of material non-public information.

 Other Compensation and Perquisites

The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company’s matching contributions to the named executive officers’ 401(k) accounts and auto allowances.  Mr. Caruso’s, Mr. Weiner’s and Mr. Valente’s auto allowance for 2009 was $13,200, $12,900, and $8,400, respectively.  These amounts constitute perquisites in that automobiles are also utilized for personal use.  In 2009, our named executive officers did not receive any other perquisites or other personal benefits or property from us or any other source.

Equity Ownership by Named Executive Officers

We do not currently have a formal stock ownership requirement for our named executive officers.  However, stock ownership by named executive officers is encouraged on a voluntary basis.  Each of our named executive officers owns shares of common stock and holds both vested and unvested stock options as shown in our Outstanding Equity Awards at 2009 Fiscal Year-End table.  The Committee reviews the vested and unvested stock options held by the named executive officers and evaluates whether there is sufficient ownership or potential ownership to appropriately align the named executive officers’ interests with those of our stockholders.  There is no required holding period pursuant to which named executive officers must hold shares of common stock acquired upon exercise of stock options or vesting of restricted stock for a certain period of time.

Tax and Accounting Considerations

The Committee is mindful of the potential impact upon us of Section 162(m) of the Internal Revenue Code, which prohibits publicly-held companies from deducting compensation in excess of $1 million per year paid to our chief executive officer and our three other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act.  However, this limitation generally does not apply to certain performance-based compensation paid under a plan that is approved by the shareholders of a company that also meets certain other technical requirements.  During our 2007 annual meeting of stockholders, our stockholders approved the 2007 Stock Incentive Plan that permits the grant of performance based compensation that is exempt from Section 162(m). The Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the limitations of Section 162(m); however, the Committee reserves the right to pay compensation in excess of the limitations of Section 162(m) if the Committee determines that doing so is in the best interests of us and our stockholders.

Additionally, our compensation arrangements have been reviewed to ensure that either they are not considered deferred compensation as defined in Section 409A of the Internal Revenue Code, or they comply with the deferred compensation rules set forth in Section 409A.

On January 1, 2006, we adopted Financial Accounting Standards Board, or FASB, Accounting Standard Codification Topic 718, Compensation – Stock Compensation (“ASC 718”) (formerly SFAS 123R), using the modified prospective method of adoption.  ASC 718 requires share-based payments to employees, including grants of employee stock options and stock-settled stock appreciation rights, to be recognized in the income statement based on their fair values at the date of grant.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Joseph P. Caruso,	2009	$343,076	$--	$557,894	$--	$525,630	$--	$20,779	$1,447,379
President and	2008	$343,076	$--	$--	$199,000	$--	$--	$20,650	$562,726
Chief Executive	2007	$331,474	$--	$--	$431,700	$444,175	$--	$20,650	$1,227,999
Officer

Paul S. Weiner,	2009	$236,216	$--	$446,310	$--	$361,909	$--	$16,269	$1,060,704
Senior Vice	2008	$236,216	$--	$--	$159,200	$--	$--	$16,150	$411,566
President, Chief	2007	$228,228	$--	$--	$359,750	$305,826	$--	$16,150	$909,954
Financial Officer,
and Treasurer

Louis P. Valente,	2009	$247,464	$--	$557,894	$--	$379,142	$--	$13,200	$1,197,700
Executive	2008	$247,464	$--	$--	$159,200	$--	$--	$13,200	$419.864
Chairman	2007	$239,096	$--	$--	$359,750	$320,389	$--	$13,200	$986,435
of the Board

(1)
The amounts in this column reflect the aggregate grant date fair value of restricted stock awards granted to our named executive officers in 2007, 2008 and 2009, as computed in accordance with ASC 718.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock option awards granted to our named executive officers in 2007, 2008 and 2009, as computed in accordance with ASC 718.  A discussion of the assumptions used in calculating the amounts in this column may be found in note 1 to our audited financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 5, 2010.

(3)
The amounts in this column reflect payments made under the Executive Compensation Program- Executive Officer Level. For 2009, the amounts shown were paid in 2010 to each of the named executive officers for the achievement in 2009 of certain profit milestones of the Company and individual objectives under the 2009 Executive Compensation Program – Executive Officer Level.  For 2008, no amounts were paid to any of the named executive officers for the achievement in 2008 of specified certain profit milestones of the Company and individual objectives under the 2008 Executive Compensation Program – Executive Officer Level.  For 2007, the amounts shown were paid in 2008 to each of the named executive officers for the achievement in 2007 of specified certain profit milestones of the Company and individual objectives under the 2007 Executive Compensation Program – Executive Officer Level.

(4)	Consists of the value of 401(k) matching contributions and auto allowances. The named executive officers do not receive any other perquisites, personal benefits or property.

Employment Agreements

In July 2001, we entered into substantially similar employment agreements with each of our named executive officers, under which these officers serve in their current positions. Each of these employment agreements automatically renews for successive periods of two years unless we or the officer give the other party three months prior written notice of non-renewal. The current annual base salaries of Messrs. Caruso, Weiner and Valente under their employment agreements are $343,076, $236,216 and $247,464, respectively.

Termination by Reason of Death or Disability

In the event of the termination of a named executive officer’s employment with us due to his death, the named executive officer's beneficiaries will receive the base salary that such officer would have earned for a period of one year following his death, any base salary amount earned but not paid, a pro rata portion of any bonus or other incentive compensation he would have earned had he been employed for the full fiscal year in which he died (payable at the time that the annual bonuses to our other executive officers are paid), and any death benefits to which he is entitled under our policies in effect on his date of death. In the event of termination of a named executive officer’s employment by us due to the named executive officer's disability, we will continue to pay such officer his base salary at the time of termination for a period of one year following such termination, minus the maximum amount of his salary that is insured under our Long Term Disability Plan in effect at the time. We will also pay the greater of any bonus compensation to which he would have been entitled if his employment continued under the terms of the employment agreement or his last paid bonus (payable at the time that the annual bonuses to our other executive officers are paid).

Termination for Cause, without Cause, for Good Reason, or due to a Change in Control

If a named executive officer’s employment is terminated by us for “cause,”1 such officer  will receive any base salary or other compensation earned but not paid to him at the time of termination, plus a pro rata portion of the bonus payable with respect to the year in which termination occurred.

Each named executive officer’s employment agreement also provides that, in the event of (a) the termination or non-renewal by us of the employment agreement without  “cause” or (b) the termination by such officer of his employment for “good reason”2 in the absence of a “change in control,”3 we will pay him a lump sum amount equal to (i) the amount due to him if he was terminated for “cause,” plus (ii) two times the sum of (A) his then current base salary plus (B) the greater of any bonus compensation to which he would have been entitled if his employment continued under the terms of the employment agreement or his last paid bonus. Additionally, the named executive officer’s then current benefits and perquisites will continue for two years following his termination. Further, in the event of the termination or non-renewal of the employment agreement by the named executive officer or us within one year after a “change in control,” we will pay the officer a lump sum amount equal to (i) the amount due to him if he was terminated for “cause” plus (ii) three times the sum of (A) his then current base salary plus (B) the greater of any bonus compensation to which he would have been entitled if his employment continued under the terms of the employment agreement or his last paid bonus. In addition, the named executive officer’s then current benefits and perquisites will continue for two years following his termination.

In the event of the termination or non-renewal of the employment agreement by the named executive officer or us within one year after a “change in control,” we will pay such officer a lump sum amount equal to (i) the amount due to him if he was terminated for “cause” plus (ii) three times the sum of (A) his then current base salary plus (B) the greater of any bonus compensation to which he would have been entitled if his employment continued under the terms of the employment agreement or his last paid bonus. In addition, the named executive officer’s then current benefits and perquisites will continue for two years following termination.

1 “Cause” means (a) termination by action of a majority of the members of our Board, acting on the written opinion of counsel, because of the officer’s willful and continued refusal, without proper cause, to perform substantially his duties under the employment agreement; or (b) the conviction of the officer for a felony or an act of fraud or embezzlement against the Company or any of its divisions, subsidiaries of affiliates (which through lapse of time or otherwise is not subject to appeal).

2 “Good reason” means (a) any action by the Company which results in a diminution in the officer’s position or authority under the terms of the employment agreement; (b) any failure by the Company to timely pay the amounts or provide the benefits described in the employment agreement, other than an isolated failure not occurring in bad faith and which is remedied promptly after receipt of written notice thereof given by the officer; (c) a material breach by the Company of any of the provisions of the employment agreement, which failure or breach shall have continued for thirty 30 days after written notice from the officer to the Company specifying the nature of such failure or breach; or (d) any action by the Company that would require the officer to work more than 50 miles from the Company’s principal office in Burlington, Massachusetts, other than necessary travel, without the officer’s consent.

3 “Change in control” means (a) the sale of all or substantially all of the assets of the Company; (b) an event after which any person, together with its affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or any successor rule thereto) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), including by merger or otherwise, of more than fifty percent (50%) of the total voting power of all classes of voting stock of the Company; or (c) an event after which any person, together with its affiliates and associates has succeeded as the result of or in response to actual or threatened election contests, whether by settlement or otherwise, in having elected to our Board, whether at one time or on a cumulative basis, a sufficient number of nominees to constitute (x) more than 30% of the members of our Board, rounded down to the nearest whole number, if the number of directors on our Board is eight or less, or (y) more than 40% of the members of our Board, rounded down to the nearest whole number, if the number of directors on our Board is nine or more.

Vesting of Options

All of a named executive officer’s options to purchase shares of our common stock will vest fully upon the earlier to occur of the termination of the officer's employment (a) due to death or disability, (b) by the officer for “good reason,” (c) by the officer after a “change in control” or (d) by us without “cause.”

Tax Gross-Up

With regard to any of the termination payments and acceleration of options vesting described above, the employment agreement also requires us to pay a “tax gross-up” to the named executive officer if he incurs any excise tax under Section 4999 and other applicable provisions of the Internal Revenue Code, including Code Section 280G.

Other Provisions

Each named executive officer’s employment agreement also contains provisions that (a) require such officer to disclose and assign all intellectual property to us that is made, conceived, developed and/or acquired by him during the period of his employment or within one year thereafter, (b) require such officer not to disclose any of our confidential information and to return any copies of any of our confidential information upon the termination of his employment, (c) disallow, during the term of his employment and for 12 months thereafter, his direct or indirect engagement in the business of manufacturing, distributing or selling lasers for use in medical or cosmetic procedures in the United States or Canada, and (d) disallow, during the term of his employment and for 12 months thereafter, his direct or indirect solicitation of any of our employees or any other person who may have been employed by us during the term of his employment with the company. These provisions survive the termination of the employment agreement.

2009 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Shares of Stock or Units (#)(2)	All Other Option Awards: Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Joseph P. Caruso		$124,490	$124,490	$686,152	--	--	--
	11/30/09								39,028	$9.15	$--
	11/30/09							60,972			$557,894
Paul S. Weiner		$85,714	$85,714	$472,432	--	--	--
	11/30/09								31,223	$9.15	$--
	11/30/09							48,777			$446,310
Louis P. Valente		$89,796	$89,796	$494,928	--	--	--
	11/30/09								39,028	$9.15	$--
	11/30/09							60,972			$557,894

(1)
The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under the 2009 Incentive Compensation Program – Executive Officer Level, respectively.  The actual amounts paid are reflected in the Summary Compensation Table above.

(2)	The restricted stock awards were fully vested as of the date of grant.

(3)	The options were fully vested as of the date of amendment of such options.

(4)
The amounts in this column reflect the incremental fair value of amendments to stock option awards entered into with and grant date fair value of stock awards granted to our named executive officers in 2009, computed in accordance with ASC 718.

See “Compensation Discussion and Analysis— Equity Incentive Awards” above for information regarding the amendment of certain options in November 2009.

2009 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date

Joseph P Caruso	8,333(1)	--	--	$1.00	4/3/11
	--	20,000(2)	--	$14.40	8/11/11
	--	25,000(3)	--	$7.97	8/17/12
	6,667(1)	--	--	$5.05	7/21/13
	200,000(1)	--	--	$16.53	5/11/14
	127,500(1)	--	--	$13.31	2/27/18
	7,500(4)	15,000(4)	--	$13.31	2/27/18
	39,028(1)	--	--	$9.15	11/29/19

Paul S. Weiner	--	16,666(2)	--	$14.40	8/11/11
	--	20,000(3)	--	$7.97	8/17/12
	85,492(1)	--	--	$16.53	5/11/14
	77,500(1)	--	--	$13.31	2/27/18
	7,500(4)	15,000(4)	--	$13.31	2/27/18
	31,223(1)	--	--	$9.15	11/29/19

Louis P. Valente	--	16,666(2)	--	$14.40	8/11/11
	--	20,000(3)	--	$7.97	8/17/12
	125,000(1)	--	--	$16.53	5/11/14
	27,500(1)	--	--	$13.31	2/27/18
	7,500(4)	15,000(4)	--	$13.31	2/27/18
	39,028(1)	--	--	$9.15	11/29/19

(1)	These options are fully vested.

(2)	These options vest in three equal annual installments beginning on August 10, 2009.

(3)	These options vest in three equal annual installments beginning on August 16, 2010.

(4)	These options vest in three equal annual installments beginning on February 28, 2009.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph P. Caruso	30,000	$204,675	60,972	$557,894
Paul S. Weiner	--	$--	48,777	$446,310
Louis P. Valente	--	$--	60,972	$557,894

The Company has no pension plans, and accordingly the table of pension benefits is omitted.

Potential Payments Upon Termination or Change in Control

In July 2001, we entered into substantially similar employment agreements with each of our named executive officers.  The terms of the agreements are described under the caption “Employment Agreements” above.

The following tables set forth the hypothetical cash payments to each of our named executive officers pursuant to his employment agreement under the circumstances noted.  These estimated amounts assume that the termination event occurred on December 31, 2009, include all tax gross-up amounts and our cost of estimated health and other insurance benefits, are not fixed figures, and could differ materially depending on actual facts and circumstances in effect at the time they are actually determined, if such terminations occur.

Table 1: Termination Due to Death or Disability

	Cash Severance					Equity
	Base Salary		Non-Equity Incentive		Other	Value of Vested Equity (1)	Value of Accelerated Unvested Equity	Excise Tax Gross-Up	Total
Name (a)	Multiple (b)	$ (c)	Multiple (d)	$ (e)	$ (f)	$ (g)	$ (h)	$ (i)	$ (j)
Joseph P. Caruso	1	343,076	1	444,175	-	223,835	52,750	-	1,063,836
Paul S. Weiner	1	236,216	1	305,826	-	74,311	42,200	-	658,553
Louis P. Valente	1	247,464	1	320,389	-	92,887	42,200	-	702,940

(1)	Calculated as the number of options vested at December 31, 2009 multiplied by the spread between the fair market value on December 31, 2009 and the exercise price.

Table 2: Termination for Cause

	Cash Severance					Equity
	Base Salary		Non-Equity Incentive		Other	Value of Vested Equity (1)	Value of Accelerated Unvested Equity	Excise Tax Gross-Up	Total
Name (a)	Multiple (b)	$ (c)	Multiple (d)	$ (e)	$ (f)	$ (g)	$ (h)	$ (i)	$ (j)
Joseph P. Caruso	-	-	1	444,175	-	223,835	-	-	668,010
Paul S. Weiner	-	-	1	305,826	-	74,311	-	-	380,137
Louis P. Valente	-	-	1	320,389	-	92,887	-	-	413,276

(1)	Calculated as the number of options vested at December 31, 2009 multiplied by the spread between the fair market value on December 31, 2009 and the exercise price.

Table 3: Termination Without Cause or for Good Reason

	Cash Severance					Equity
	Base Salary		Non-Equity Incentive		Other	Value of Vested Equity (1)	Value of Accelerated Unvested Equity	Excise Tax Gross-Up	Total
Name (a)	Multiple (b)	$ (c)	Multiple (d)	$ (e)	$ (f)	$ (g)	$ (h)	$ (i)	$ (j)
Joseph P. Caruso	2	686,152	3	1,332,525	78,750	223,835	52,750	-	2,374,012
Paul S. Weiner	2	472,432	3	917,478	68,490	74,311	42,200	-	1,574,911
Louis P. Valente	2	494,928	3	961,167	69,216	92,887	42,200	-	1,660,398

(1)	Calculated as the number of options vested at December 31, 2009 multiplied by the spread between the fair market value on December 31, 2009 and the exercise price.

Table 4: Termination Following Change of Control

	Cash Severance					Equity
	Base Salary		Non-Equity Incentive		Other	Value of Vested Equity (1)	Value of Accelerated Unvested Equity	Excise Tax Gross-Up	Total
Name (a)	Multiple (b)	$ (c)	Multiple (d)	$ (e)	$ (f)	$ (g)	$ (h)	$ (i)	$ (j)
Joseph P. Caruso	3	1,029,228	4	1,776,700	78,750	223,835	52,750	-	3,161,263
Paul S. Weiner	3	708,648	4	1,223,304	68,490	74,311	42,200	-	2,116,953
Louis P. Valente	3	742,392	4	1,281,556	69,216	92,887	42,200	-	2,228,251

(1)	Calculated as the number of options vested at December 31, 2009 multiplied by the spread between the fair market value on December 31, 2009 and the exercise price.

In the event of the termination of Mr. Caruso’s employment due to his death or disability, for “good reason” or after a “change in control,” or by us without “cause,” or collectively, vesting events, all of his options to purchase shares of our common stock would have vested. If this event had happened on December 31, 2009, the total number of shares subject to in-the-money options that would have vested by reason of the vesting event is 25,000, at a weighted average exercise price of $7.97. Based upon the same assumptions described above for Mr. Valente, the potential value of these newly vested options to Mr. Caruso would have been $52,750.

In the event of the termination of Mr. Weiner’s employment by reason of any of the vesting events, all of his options to purchase capital stock of the Company would have vested. If this event had happened on December 31, 2009, the total number of shares subject to in-the-money options that would have vested by reason of the vesting event is 20,000, at a weighted average exercise price of $7.97. Based upon the same assumptions described above for Mr. Valente, the potential value of these newly vested options to Mr. Weiner would have been $42,200.

In the event of the termination of Mr. Valente’s employment by reason of any of the vesting events, all of his options to purchase shares of our common stock would have vested. If any such event had happened on December 31, 2009, the total number of shares subject to in-the-money options that would have vested by reason of the vesting event is 20,000, at a weighted average exercise price of $7.97. Because the fair market value of our stock on December 31, 2009 was $10.08, the potential value of these newly vested options to Mr. Valente would have been $42,200.

Director Compensation

During fiscal 2009, our non-employee directors received a quarterly fee of $10,000.  The non-employee directors received an additional $5,000 per year for each committee on which he or she served. Each non-employee board member is also eligible to receive equity incentive awards under our equity incentive plans.

2009 Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeanne Cohane	50,000	83,686	--	--	--	--	133,686
Nicholas P. Economou	45,000	83,686	--	--	--	--	128,686
James G. Martin	45,000	83,686	--	--	--	--	128,686
A. Neil Pappalardo	45,000	--	--	--	--	--	45,000

(1) Joseph P. Caruso, one of our directors, is also our president and chief executive officer and a named executive officer.  Louis P. Valente, our executive chairman of the board of directors, is also a named executive officer.  Messrs. Caruso and Valente do not receive any additional compensation as a director. See “Information about Executive and Director Compensation—Summary Compensation Table” above for disclosure relating to their compensation.

(2)  The amounts in this column reflect the aggregate grant date fair value of restricted stock awards granted to our non-employee directors in 2009, as computed in accordance with ASC 718. The following table shows the aggregate number of unvested stock awards held by each of our non-employee directors as of December 31, 2009.  Each of Ms. Cohane and Messrs. Economou and Martin received a grant of 9,146 shares of restricted stock on November 30, 2009 with a grant date fair value of $83,689.

Name	Unvested Stock Awards (#)
Jeanne Cohane	--
Nicholas P. Economou	--
James G. Martin	--
A. Neil Pappalardo	--

(3)   As disclosed above in “Compensation Discussion and Analysis,” in 2009  we entered into amendments to certain option agreements, including amendments to option agreements with Ms. Cohane and Messrs. Economou and Martin. Because these option amendments were designed as value-for-value exchanges, there was no incremental fair value associated with such option amendments. The following table shows the aggregate number of outstanding stock options held by each of our non-employee directors as of December 31, 2009.

Name	Outstanding Stock Options (#)
Jeanne Cohane	86,854
Nicholas P. Economou	49,854
James G. Martin	41,520
A. Neil Pappalardo	89,000

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth additional information as of December 31, 2009 about shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, consisting of the 1991 Stock Option Plan, as amended, 1993 Stock Option Plan, as amended, 1995 Stock Option Plan, as amended, 1996 Incentive and Nonqualified Stock Option Plan, as amended, 1998 Incentive and Nonqualified Stock Option Plan, 2004 Stock Incentive Plan and the 2007 Stock Incentive Plan.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights (#)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)

Equity compensation plans
approved by security holders	3,580,133	$12.57	383,989

Equity compensation plans
not approved by security
holders	10,000	$2.81	--

Total	3,590,133	$12.54	383,989

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management.  Based on this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Palomar Medical Technologies, Inc.,

                        ___________________________________

JAMES G. MARTIN, CHAIRMAN

JEANNE COHANE

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding beneficial ownership of our common stock as of March 25, 2010 by each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; each of our directors; each of our named executive officers; and all of our current directors and executive officers as a group.

The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentage ownership is based on 18,521,245 shares issued and outstanding as of March 25, 2010.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (1)	Number of Shares	Options/ Warrants (2)	Total	Percent of Class
5% Stockholders
BlackRock, Inc. (3)	1,467,611	--	1,467,611	7.9%
40 East 52nd Street
New York, NY 10022

Directors and Named Executive Officers

A. Neil Pappalardo	595,255	80,000	675,255	3.6%

Joseph P. Caruso	265,654	396,528	662,182	3.6%

Louis P. Valente	311,022	206,528	517,550	2.8%

Paul S. Weiner	138,259	209,215	347,474	1.9%

Nicholas P. Economou	113,456	40,854	154,310	*

Jeanne Cohane	15,546	77,854	93,400	*

James G. Martin	34,146	32,520	66,666	*

All Directors and Executive Officers as Group (7 persons)	1,473,338	1,043,499	2,516,837	13.6%

*		Less than 1%.

(1) Each officer and director’s address is c/o Palomar Medical Technologies, Inc., 15 Network Drive, Burlington, MA 01803.

(2) Pursuant to the rules of the SEC, the number of shares of common stock deemed beneficially owned includes, for each person or group named in the table, any shares that the person or group has the right to acquire within 60 days of March 25, 2010 through the exercise of any stock option or warrant, the conversion of any convertible security or the exercise of any other right.  Unless otherwise indicated, for each person or group named in the table, the number in the “Options/Warrants” column consists of shares of common stock covered by stock options that may be exercised within 60 days of march 25, 2010.

(3) The foregoing information reported is based solely on a Schedule 13G filed with the SEC on January 29, 2010.  BlackRock, Inc. reports that it has sole voting power and sole dispositive power with respect to 1,467,611 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and holders of more than ten percent of our common stock to report to the SEC their stock ownership at the time they become an executive officer, director or ten-percent stockholder and any subsequent changes in ownership. These executive officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file with the SEC. Based solely on our review of the copies of these reports furnished to us, or written representations by the persons required to file these reports, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent stockholders during the year ended December 31, 2009 were filed on a timely basis.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

In order to be eligible for inclusion in our proxy statement and form of proxy for our 2011 annual meeting of stockholders, stockholder proposals must comply with the procedures outlined in Rule 14a-8 of the Exchange Act.  To be eligible for inclusion, we must receive your stockholder proposal for our proxy statement for the 2011 annual meeting of stockholders at our principal corporate offices in Burlington, Massachusetts at the address below no later than December 9, 2010.

In addition, our by-laws require that we be given advance written notice for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8.  Our Secretary must receive notice at the address noted below not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting.  However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting or (2) the tenth day after the date on which the notice of the meeting date was mailed or public disclosure was made, whichever occurs first.  Assuming that our 2011 annual meeting of stockholders is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2010 annual meeting of stockholders, you would need to give us appropriate notice at the address below no earlier than January 19, 2011 and no later than February 18, 2011.

Our bylaws also specify requirements relating to the content of the notice that stockholders must provide to our Secretary for any matter, including a stockholder proposal or nomination for director, to be properly presented at a stockholder meeting.  A copy of the full text of our by-laws is on file with the SEC.

Any proposals, nominations or notices should be sent to:

Palomar Medical Technologies, Inc.
15 Network Drive
Burlington, MA  01803
Attention: Secretary

PROXY/VOTING INSTRUCTION CARD PALOMAR MEDICAL TECHNOLOGIES, INC.

c/o The American Stock Transfer & Trust Company

59 Maiden Lane, New York, New York 10038

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I (whether one or more of us) appoint Paul S. Weiner and Patricia A. Davis to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares of common stock of Palomar Medical Technologies, Inc. (the “Company”) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s new headquarters located at 15 Network Drive, Burlington, Massachusetts 01803, on May 19, 2010 at 10:00 a.m. and any adjournments thereof, upon matters set forth in the notice of annual meeting dated April 12, 2010, and the related proxy statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

The undersigned hereby acknowledges receipt of a copy of the accompanying notice of annual meeting of stockholders and of the proxy statement relating thereto, and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

^ DETACH HERE BEFORE MAILING TOP PORTION ^

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY ☒

This proxy when properly executed will be voted as instructed below by the undersigned stockholder. If no marking is made, this proxy will be voted for proposals 1, 2, and 3 and in the discretion of the person named as proxy as to such other matters as may properly come before the meeting.

The Board of Directors recommends a vote FOR:

1.	The election of each of the following nominees as Directors to serve until the 2011 Annual Meeting of Stockholders and until their respective successors are elected and have qualified.

(1) Joseph P. Caruso
(2) Jeanne Cohane
(3) Nicholas P. Economou
(4) James G. Martin
(5) A. Neil Pappalardo
(6) Louis P. Valente

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark the number(s) of the nominee(s) on the line below.
☐	☐	☐

2.	To ratify the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal 2010.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

☐	FOR	☐	AGAINST	☐	ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO ONE OR MORE OF THE PROPOSALS SET FORTH ABOVE, WILL BE VOTED FOR SUCH PROPOSAL OR PROPOSALS.

DATED: ______________, 2010	Signature of Stockholder(s): ____________________________
Print Name: _________________________________________

Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States. PLEASE SIGN EXACTLY AS NAME(S) APPEAR ON STOCK CERTIFICATE. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other person.

Mark here if you plan to attend the meeting.         ☐

[NOTE THAT YOU MAY ATTEND THE MEETING EVEN IF YOU DO NOT CHECK THE BOX]